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                                                                    Exhibit 10.8



               LICENSE AGREEMENT EFFECTIVE JANUARY 1, 1998 BETWEEN
                   THE COMPANY AND OUTLAST TECHNOLOGIES, INC.






                   INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION

                                LICENSE AGREEMENT


This agreement ("Agreement"), which shall be effective as of January 1, 1998 ("Effective Date"), is between: Outlast Technologies, Inc., a Colorado corporation, with its principal place of business at 6235 Lookout Road, Boulder, CO 80301 U.S.A. ("Outlast"); and Frisby Technologies, Inc., a North Carolina corporation, with its principal place of business at 417 South Main Street, Freeport, NY 11520 ("Frisby").

                                    RECITALS

WHEREAS, Outlast has rights to make, have made, use, and sell certain technology relating to certain products utilizing reversible thermal storage properties, and

WHEREAS, Frisby is desirous of securing, and Outlast is willing to grant, license rights to manufacture, sublicense and sell certain products utilizing the Technology as defined below in Section 1.16,

NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree to the following terms and conditions:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 "Affiliate" of Frisby shall mean an organization of which more than fifty percent (50%), if a U.S. organization, or more than forty percent (40%), if a foreign organization, of the voting stock or ownership is controlled directly or indirectly by Frisby.

1.2 "Customer" shall mean a manufacturer of End-Use Products or an intermediate product manufacturer, converter, combiner, distributor, or agent who sells to a manufacturer of End-Use Products.

1.3 "End-Use Products" shall mean finished products which are intended to be sold to consumers and are made in whole or in part from Licensed Products.

1.4 "Foam" shall mean any cellular material formed by the dispersion of gas bubbles (whether internally chemically generated, externally incorporated, as by chemical blowing agents, or physically incorporated, as by mechanical whipping or frothing action) within a polymeric base material. Exemplary base material polymers include, but are not limited to, polyurethane, ethylene/vinyl acetate
(EVA) copolymer, latex, polyethylene, polypropylene, butyl, silicone, cellulose acetate, neoprene, epoxy, polystyrene, phenolic, and polyvinyl chloride (PVC). As used herein "Foam" includes not only a single, continuous foam layer but also multiple foam layers, if they are substantially continuously attached to one another.

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1.5   "Frisby's Proprietary Information" shall mean any and all of Frisby's confidential information, including without limitation data, know-how and experience, whether scientific, technical, engineering, operational, marketing, or of a business or economic nature, whether in writing, verbal, recorded, or in some other physical form.

1.6 "Licensed Products" shall mean the following products: (i) MicroPCMs intended for use in MicroPCM Foam, and (ii) MicroPCM Foam; wherein the MicroPCM Foam standing alone, in either case, has thickness greater than two (2) millimeters and is intended to be attached or joined by any means to fibers, fiber products or fabric when used in the construction of an End-Use Product.

1.7   "Licensed Territory" shall mean worldwide.

1.8   "MicroPCM" shall mean microencapsulated phase change material.

1.9 "MicroPCM Foam" shall mean any Foam wherein MicroPCMs are combined with the polymeric base material of the Foam prior to curing, resulting in a Foam containing a plurality of MicroPCMs integral with and dispersed throughout at least a longitudinal section of said Foam, and wherein substantially all of said MicroPCMs are individually surroundingly encapsulated and embedded within said Foam. "MicroPCM Foam" shall also mean any Foam with a thickness greater than two
(2) millimeters having applied thereto a polymeric coating, which coating (i) contains a plurality of MicroPCMs integral with and dispersed throughout said coating, (ii) has thickness greater than two (2) millimeters, (iii) is substantially entirely on the surface of the Foam, and (iv) has been cured prior to being attached or joined to any fibers, fiber products or fabric. For purposes of clarity, the "MicroPCM Foam" as defined by the second sentence of this Section 1.9 must have a total thickness greater than four (4) millimeters.

1.10 "Net Selling Price" shall mean money or any other consideration, exclusive of sales taxes, custom duties, value added taxes, transportation, insurance and reasonable allowances for returns, if any, charged for the sale or other disposition of Licensed Products.

1.11  "Party" shall mean Frisby or Outlast.

1.12  "Parties" shall mean Frisby and Outlast.

1.13  "PCM" shall mean phase change material.

1.14 "Outlast's Proprietary Information" shall mean any and all of Outlast's confidential information including without limitation data, know-how and experience, whether scientific, technical, engineering, operational, marketing, or of a business or economic nature, whether in writing, verbal, recorded, or in some other physical form.

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1.15  "Recipients" shall mean the Parties and their respective directors, officers, partners, employees, consultants, agents or representatives, and any or all of them, to the extent such persons receive a Party's Proprietary Information.

1.16 "Technology" shall mean the intellectual property licensed by Outlast from Triangle Research and Development Corporation of Raleigh, NC, ("TRDC") pursuant to the TRDC License. "Technology" shall also mean non-patented and non-copyrighted Outlast Proprietary Information within the same scope and field as the intellectual property licensed by Outlast from TRDC. "Technology" does not include any patent which Outlast owns or in which Outlast has rights other than patents licensed under the TRDC License.

1.17 "TRDC License" shall mean that certain License Agreement executed January 22, 1991 between TRDC and Gateway Technologies, Inc. (the former name of Outlast).

1.18 "Valid Claim" shall mean the claim of a patent or a pending patent application within the Technology which has not been held invalid or unenforceable by a final unappealed or unappealable decision of a court of competent jurisdiction or the appropriate administrative agency.

                                    ARTICLE 2
                                GRANT OF LICENSE

2.1 Grant. Subject to the terms and conditions in this Agreement, Outlast grants to Frisby a license under the Technology and within the Licensed Territory to make, have made, use, and sell Licensed Products to Customers for incorporation into End-Use Products. Frisby's rights under this Section 2.1 shall include the right to sublicense Customers and those who purchase from Customers, either by sale of Licensed Products or by separate contract. The license granted hereunder shall be exclusive, even to Outlast, through calendar year 2002, but only so long as Frisby continues to make the minimum annual payments set forth in Section 3.4. Subject to the terms and conditions in this Agreement, Frisby may extend the period of exclusivity hereunder through calendar year 2007, but only so long as Frisby continues to make the minimum annual payments set forth in Section 3.4. Subject to the terms and conditions in this Agreement, the Parties may, by mutual agreement, extend the period of exclusivity hereunder for an additional five year period beginning with calendar year 2008. Following the period(s) of exclusivity hereunder, the license granted to Frisby shall be non-exclusive. Frisby may exercise the rights granted hereunder itself or through (i) an organization of which more than eighty percent (80%) of the voting stock or ownership is controlled directly or indirectly by Frisby, or (ii) an Affiliate, provided that no owner (including any direct owner and any person or entity which controls, is controlled by or is under common control with a direct owner) of the voting stock or ownership of such Affiliate competes with Outlast in providing fibers, fiber products or fabrics with reversible thermal storage properties or products which incorporate fibers, fiber products or fabrics with reversible thermal storage properties, other than Licensed Products. In either such case, Frisby shall be primarily responsible for the payment of royalties generated by any such organization or Affiliate.

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2.2   Reservation of Rights. The Parties agree that Outlast is the sole and exclusive owner or exclusive licensee of, and shall retain all right, title and interest in and to the Technology, and Frisby shall have rights therein only as provided for in accordance with this Agreement. Nothing in this Agreement shall be deemed to convey to Frisby an interest in the Technology other than as stated in Section 2.1 of this Agreement. Furthermore, nothing in this Agreement shall be construed to limit Outlast's ability to make, have made, use, and sell products incorporating the Technology, except as specifically provided herein. Frisby acknowledges that, as respects the Technology, Outlast may sell any product it owns or to which it has rights, except for the rights to Licensed Products granted to Frisby during the exclusive periods, to any Customer. Neither Frisby nor its Affiliates will challenge the validity of the Technology, the validity of Outlast's license under the Technology, or the validity of licenses granted under this Agreement with respect to any period during which this Agreement is in effect. However, an agreement by Outlast affecting any of the foregoing, or an award or court judgment that is binding on Outlast and affects any of these matters, in a challenge by any person or entity other than Frisby or its Affiliates, will inure to Frisby's benefit to the extent applicable.

2.3 Trademark on Products. Unless otherwise agreed to in writing by Outlast, Licensed Products, as defined in clause (ii) of Section 1.6, and End-Use Products must be Branded (as defined herein) with a trademark which is wholly owned by Frisby. Such Licensed Products and End-Use Products may not be Branded with a third party trademark which relates to foams, fibers or fabrics with reversible enhanced thermal storage properties. Such Licensed Products and End-Use Products may also be Branded with one or more third party trademarks which do not relate to foams, fibers or fabrics with reversible enhanced thermal storage properties. For purposes of this Section 2.3, "Branded" means that Licensed Products and End-Use Products must contain visible identification of a solely-owned Frisby trademark on the product, or on the hangtag, or on the packaging of a single product and must include the corresponding patent numbers in accordance with Section 6.1. If Outlast no longer requires its trademark to be used on any of its branded products, to include end-use products, then Frisby shall no longer be obligated to the provisions of this Section 2.3.

2.4 Specific Products/Markets Reserved. Outlast has granted certain rights to third party manufacturers and/or distributors in the products described below. No Licensed Product may be sold for use in any of the following products until the rights granted by Outlast expire without extension or become non-exclusive. Once the rights granted by Outlast in a product described below expire without extension or become non-exclusive, Frisby shall have the right to exercise the license granted in Section 2.1 with respect to such product on a non-exclusive basis. Outlast shall be entitled to extend the term of any rights granted to any such parties upon such terms as Outlast may determine; provided, however, that such extension must be granted to the same party that received the original grant or a successor to all or substantially all of such party's business with respect to such product. The products to which this Section 2.4 applies are as follows:

     a.  Alpine ski boots,

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     b.  Hard shell touring ski boots,

     c.  Fire safety products, and

     d.  Reflective heat Shield products.

2.5 Scope of TRDC License. The Parties agree that MicroPCM Foam that is attached or joined by any means to fibers, fiber products or fabric is within the scope and field of the TRDC License and, therefore, is within that portion of the Technology received from TRDC. The Parties further agree that, except as it is attached or joined by any means to fibers, fiber products or fabric, MicroPCM Foam is not within the scope and field of the TRDC license and, therefore, is not within that portion of the Technology received from TRDC. Neither Frisby nor its Affiliates will challenge the meaning of Technology as set forth above in this Section with respect to any period during which this Agreement is in effect. However, an agreement by Outlast that restricts the scope of Outlast's license under the TRDC License, or an award or court judgment that is binding on Outlast and restricts the scope of Outlast's license under the TRDC License, in a challenge by any person or entity other than Frisby or its Affiliates, will inure to Frisby's benefit hereunder by restricting the definition and scope of "Licensed Products" to those within the so restricted scope of the TRDC License, to the extent applicable. Frisby and its Affiliates will not encourage or support (other than any support which is required to be given under law) any third party in making any such challenge.

                                    ARTICLE 3
                               FEES AND ROYALTIES

In consideration of the grant of license to Frisby as provided in Article 2, Frisby shall make the following payments under this Article 3 to Outlast.

3.1  License Fees.

     a. Patent License. Frisby shall pay to Outlast a patent use license fee of One-Hundred Thousand Dollars ($100,000) to be paid upon execution of this Agreement. By payment of this fee, Frisby and its Customers shall be deemed licensed hereunder for all sales by Frisby of Licensed Products prior to January 1, 1998.

3.2 Patent Use Royalties. Commencing as of January 1, 1998, Frisby shall pay the following patent use royalties for sales by Frisby and its Affiliates of Licensed Products intended for incorporation into End-Use Products, where either the Licensed Products or the End-Use Products are covered by at least one Valid
Claim:

     a. Exclusive Rights. [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of Licensed Products sold during the period of time of this Agreement in which Frisby's rights as provided in Section 2.1 are exclusive with respect to such Licensed Products.

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     b.  Non-Exclusive Rights. [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of Licensed Products sold during the period of time of this Agreement in which Frisby's rights are non-exclusive with respect to such Licensed Products.

3.3 Sublicensee Royalty. In addition to the provisions of Section 3.2, Frisby shall pay to Outlast sublicense royalties based on any and all remuneration, other than as consideration for the sale of Licensed Products, received by Frisby and its Affiliates with respect to Licensed Products or End-Use Products. Without limiting the generality of the foregoing, such remuneration may come from Customers of Licensed Products or their customers who manufacture End-Use Products. Such remuneration may include, without limitation, any remuneration relating to the use of any trademark in which Frisby has rights, but shall not include remuneration paid to Frisby by its Customers for research, development, or technical support services. The sublicense royalties shall be (i) [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] while Frisby's rights under this Agreement are exclusive; or (ii) [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] while Frisby's rights under this Agreement are non-exclusive (which exclusivity or non-exclusivity shall be determined without regard to Section 2.4).

3.4 Minimum Annual Payments. In order to maintain the exclusivity of the rights granted in Section 2.1, Frisby must pay, within the time period specified in
Section 3.6, the minimum annual payments as set forth below for each particular year:
            1998                         $150,000
            1999                         $250,000
            2000                         $400,000
            2001                         $500,000
            2002                         $600,000

     a. Subsequent Years. If prior to the expiration of the initial exclusivity period in 2002, Frisby elects in writing to extend the exclusive period of Section 2.1 through calendar year 2007, the minimum annual payment for each of the years 2003 through 2007 shall be $1,000,000. If the Parties mutually agree in writing to extend the exclusive period of Section 2.1 for an additional five-year term beginning with calendar year 2008, the minimum annual payment for each of such additional years shall be determined by mutual agreement. This Agreement shall automatically become non-exclusive on the later of January 1, 2003 or the first day of January following any extension(s) specified in the preceding two sentences, and once the Agreement becomes non-exclusive, Frisby shall no longer be obligated to make minimum annual payments as set forth above.

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     b.  Offsets. Minimum annual payments, otherwise required to be paid by
Frisby to Outlast, shall be offset by one-hundred percent (100%) of all royalties paid to Outlast with respect to any given calendar year of this Agreement as specified in Sections 3.2 and 3.3 only.

     c.  Failure to Make Minimum Annual Payments. If Frisby fails to pay
Outlast minimum annual payments, as set forth in this Section 3.4 in any year, then the exclusive rights granted to Frisby pursuant to this Agreement shall immediately become non-exclusive, and Frisby shall no longer be obligated to make minimum annual payments as set forth above. Notwithstanding anything herein to the contrary, once Frisby's rights have become non-exclusive due to a failure to make minimum annual payments, Frisby shall not be entitled to elect to restore exclusivity as provided in Section 3.4(a).

3.5 Payment for Use of Proprietary Information. The patent use royalty rate as set forth in Section 3.2 above shall not be reduced so long as there is worldwide at least one patent or one pending patent application with a Valid Claim covering any Licensed Product or End-Use Product. The Parties acknowledge that Outlast has provided Proprietary Information to Frisby in order to assist in the sales of Licensed Products and End-Use Products. Therefore, in the event that there is no patent or pending patent application worldwide with a Valid Claim covering any Licensed Product or End-Use Product, Frisby shall pay to Outlast [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of that amount specified in Section 3.2 for Licensed Products as a payment for the value of above-referenced information provided by Outlast to Frisby. Notwithstanding anything herein to the contrary, this Section 3.5 shall not apply with respect to a sale in any country if it is in conflict with the laws of such country as of the date in conflict.

3.6 Payments. Payments of monies owed under this Agreement shall be made within forty-five (45) days following the close of each calendar quarter or when otherwise due hereunder. Minimum annual payments, net of offsets, will be paid within forty-five (45) days following the close of the 4th Quarter of each calendar year.

3.7 Interest on Late Payments. If for any reason any payments owing to Outlast are not paid when due, interest shall be payable on the unpaid balance at a rate of one and one-half percent (1.5%) per month.

3.8 Allocation of Consideration. For purposes of determining its Net Selling Price or the amount of remuneration received other than as consideration for the sale of Licensed Products, Frisby shall fairly allocate revenues derived from a single transaction or a series of related transactions with the same party between (i) revenues which relate to the Licensed Products and (ii) revenues which relate to the license or transfer of unrelated products of the provision of services. Without limiting the generality of the foregoing, it is the intention of the Parties that while Frisby shall be free to determine its pricing, for purposes of determining its Net Selling Price or the amount of remuneration received other than as consideration for the sale of Licensed Products, Frisby shall allocate the aggregate revenues derived from a single transaction or a

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series of related transactions with the same party in proportion to the respective reasonable fair market value of the Licensed Products or the rights relating thereto and the unrelated products or services in the transaction(s). For purposes of determining royalties, transactions between Frisby and its Affiliates shall be ignored and the final transaction by Frisby or one of its Affiliates with a Customer which is not an Affiliate of Frisby, or their customers who manufacture End-Use Products, shall be controlling.

                                    ARTICLE 4
                          RECORD KEEPING AND REPORTING

4.1 Records. Frisby shall keep, at its principal place of business, complete and accurate records and books of account showing quantities of each Licensed Product maintained as inventory, sold or otherwise disposed of, the Net Selling Price of each such Licensed Product, and the date of each such sale or disposition. Frisby shall also keep, at its principal place of business, complete and accurate records and books of account showing all other remuneration received by Frisby, if any, from Customers of Licensed Products, or their customers who manufacture End-Use Products, other than as consideration for the sale of Licensed Products, with respect to Licensed Products or End-Use Products, including without limitation any remuneration relating to the use of any trademark in which Frisby has rights.

4.2 Quarterly Reports. Starting with first quarter of 1998, and not later than forty-five (45) days after the close of each calendar quarter thereafter, Frisby shall render written reports to Outlast, signed by a duly authorized officer of Frisby and certified by such officer as accurate, to the best of his knowledge, for each month in the preceding quarter of the following: (a) the quantity of each Licensed Product sold or otherwise disposed of, (b) the Net Selling Price of each Licensed Product sold or otherwise disposed of, (c) all other remuneration received by Frisby, if any, from Customers of Licensed Products, or their customers who manufacture End-Use Products, other than as consideration for the sale of Licensed Products, with respect to Licensed Products or End-Use Products, including without limitation any remuneration relating to the use of any trademark in which Frisby has rights, and (d) the calculation of the royalties owed to Outlast under Article 3 of this Agreement.

4.3 Annual Report. Frisby shall deliver to Outlast not later than ninety (90) days after the close of each calendar year during the term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement signed and certified by a duly authorized officer relating to said entire year, setting forth the same information required to be submitted by Frisby in accordance with Section 4.2 above.

4.4 Inspection. All of Frisby's records pertaining to this Agreement shall be available for annual inspection and audit by an independent auditor selected solely by Outlast during the term of this Agreement and for two years thereafter. At Outlast's sole discretion, Outlast may cause an independent audit to be made of such books and records in order to verify payments rendered pursuant to this Agreement. Such inspections or audits shall be conducted during normal

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business hours at Frisby's place of business upon reasonable advance notice and not more than once per calendar year. Outlast shall pay the cost of such independent audit unless the payments made to Outlast are found to be less than ninety-five percent (95%) of those due to Outlast, in which event Frisby shall pay the cost of such audit.

4.5 Invoices. For the purpose of facilitating inspection of Frisby's books and records by Outlast's independent auditor, all invoices, bill, and bills of lading and similar documents relating to sales and shipments of Licensed Products shall bear a legend devised by Frisby to identify such Licensed Products.

                                    ARTICLE 5
                           DISCOVERIES AND INVENTIONS

5.1 Discoveries and Inventions. Frisby shall be entitled to develop enhancements, modifications or improvements to the Licensed Products ("Improvement"). For Improvements that are conceived or reduced to practice during the term of this Agreement, and to the extent they would be owned by Frisby but for this Agreement, Frisby hereby assigns to Outlast its right, title and interest in the field of the TRDC License in and to any such Improvements, including proprietary information, inventions and know-how engendering the same. To the extent that under applicable law, assignment by Frisby is invalid or unenforceable, or to the extent the parties may agree that assignment should not be made, Frisby grants to Outlast a worldwide, exclusive license to make, have made, use and sell under so much of its rights in the Improvements. Upon conception of each Improvement, Frisby shall, as soon as practicable, notify Outlast in writing about the Improvement in accordance with Section 11.3, including therein a complete description of the Improvement. For three (3) months following disclosure by Frisby to Outlast, each Improvement shall not be publicly disclosed, published, demonstrated, offered for sale or otherwise divulged by Frisby without Outlast's written consent. During the term of this Agreement, Frisby's license to make, use and sell Licensed Products shall include non-exclusive rights under Improvements, which rights with respect to the Improvements shall not require any royalty in addition to that set forth in Sections 3.2 and 3.3.

5.2 Prosecution of Patent Applications. At the request of Outlast, and through Outlast's attorneys, Frisby shall file and prosecute patent applications on Improvements and shall assign or license rights thereto to Outlast, as and to the extent specified in Section 5.1, all at Outlast's expense.

                                    ARTICLE 6
                                 PATENT MARKINGS

6.1 Patent Marking. Except for MicroPCMs sold by Frisby, Frisby shall mark all Licensed Products and End-Use Products or their containers sold by Frisby under this Agreement with the words "Patent No." and the numbers of the patent(s) applicable to each Licensed Product. If no patent has been issued at the time of sale or other disposal of Licensed Products by Frisby and the

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Licensed Product is the subject of patent(s) pending, Frisby shall mark all
Licensed Products or their containers with the words "Patent(s) Pending" or "Patent(s) Applied For". Outlast shall inform Frisby as to the appropriate patent numbers or patent application numbers for each specific Licensed Product. Outlast shall be responsible for any mismarkings or false markings by Frisby based upon the most current information supplied by Outlast at the time of sale by Frisby. At Outlast's request, and at Outlast's expense, Frisby shall undertake reasonable efforts to correct any such mismarkings or false markings by Frisby which were based upon the most current information supplied by Outlast at the time of sale by Frisby.

                                    ARTICLE 7
                               TERM & TERMINATION

7.1 Term. Unless this Agreement is extended by mutual written agreement, it shall automatically terminate on the later of (i) ten years after the date on which Frisby's license rights become nonexclusive, or (ii) upon expiration of the last to expire of the patents within the Technology.

7.2 Termination by Frisby. Frisby shall have the right to terminate this Agreement on ninety (90) days written notice to Outlast.

7.3 Termination by Outlast. Outlast shall have the right to terminate this Agreement by written notice to Frisby if Frisby fails to cure any breach or default hereof provided: (i) Outlast gives Frisby notice specifying such breach or default(s); and (ii) Frisby fails to cure or resolve the breach or default(s) within ninety (90) days after such notice has been given. Failure of Frisby to make a minimum annual payment shall give Outlast rights under Section 3.4c, not rights under this Section 7.3.

7.4 Termination of Rights. Unless otherwise expressly provided, all rights granted to Frisby by this Agreement shall terminate immediately upon expiration or termination of this Agreement pursuant to this Article 7. Frisby and its Affiliates and sublicensees shall immediately cease manufacture of Licensed Products. Frisby and its Affiliates and sublicensees shall have six months to use or dispose of their then-existing inventory of Licensed Products in accordance with the terms of this Agreement, which disposition shall be reported to Outlast in accordance with Article 4, accompanied by remittance in full of royalties under Section 3.2 and sublicense royalties under Section 3.3 based upon the royalty rate in effect as of the date of expiration or termination of this Agreement. At the end of the six-month period, sales by Frisby and its Affiliates and sublicensees of Licensed Products shall cease.

7.5 Submission of Report and Payment upon Termination. Upon expiration or termination of this Agreement for any reason, Frisby shall render a written report to Outlast stating the quantities and Net Selling Prices of all Licensed Products sold or otherwise disposed of by Frisby during the period from the time of the last report as set forth in Article 4 herein to the effective date of the expiration or termination. The report from Frisby shall be accompanied by a

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remittance in full covering any payments due Outlast as of the effective date of expiration or termination.

                                    ARTICLE 8
                        ENFORCEMENT OR DEFENSE OF RIGHTS
                              AGAINST THIRD PARTIES

8.1 Third Party Infringement. Outlast and Frisby shall notify each other in writing not more than thirty (30) days after learning of a possible infringement of the Technology or of any imitation, unauthorized possession, knowledge, or use of the Technology or of any claim by a third party that the Technology may be infringing on the rights of a third party.

8.2  Joint Enforcement and Defense.

     a. Frisby and Outlast, as party plaintiffs, shall jointly institute legal proceedings against any third party that is reasonably believed to be infringing the Technology with respect to a Licensed Product to which Frisby has exclusive rights under this Agreement to eliminate such infringement. Furthermore, Outlast and Frisby, as party defendants, shall jointly defend any action brought by a third party against either Outlast or Frisby or both with respect to the validity of either Parties' rights in the Technology as they relate to a Licensed Product marketed by Frisby or its Affiliates, sublicensees or Customers of Licensed Products, or their customers who manufacture End-Use Products. Outlast and Frisby shall share equally all costs related to bringing or defending any such action and shall share equally in any and all settlement amounts, damages, license fees, and costs recovered or required to be paid relating to any such action; provided, however, that if a third party's alleged infringement relates both to a Licensed Product to which Frisby has exclusive rights under this Agreement and one or more other products for which Frisby has non-exclusive rights pursuant to Section 2.4 or no rights, Frisby's share of any costs and any settlement amounts, damages, license fees, and costs recovered or required to be paid in such action shall be 50% multiplied by the ratio of the dollar amount of infringement with respect to the Licensed Product to which Frisby has exclusive rights to the total dollar amount of the infringement.

     b. Unless otherwise agreed by the Parties, Outlast shall have the sole right to institute legal proceedings against any third party that is reasonably believed to be infringing the Technology with respect to a Licensed Product to which Frisby has non-exclusive rights under this Agreement to eliminate such infringement. Outlast shall pay all costs related to bringing any such action. Frisby, at Outlast's sole expense, shall reasonably cooperate in the prosecution of any such action. Outlast shall be entitled to receive and retain the full amount of any and all settlement amounts, damages, license fees, and costs recovered or required to be paid relating to any such action.

     c. With the exception of litigation that already has commenced by the filing of appropriate pleadings in a court of law, or with respect to claims which arise during the term of this Agreement relating to Frisby's use of the Technology as provided in Section 8.2a, upon expiration or termination of the term of this Agreement, any and all rights of Frisby in resolving any claims hereunder will revert to Outlast. In the event litigation has been commenced by Frisby and/or Outlast against a third party infringer or against Frisby and/or Outlast as provided above within the term of this Agreement but is not finally resolved by judgment or settlement within said term, Frisby shall bear the same burden of expense for the litigation or settlement thereof and will share in the recovery of such litigation or settlement thereof, as if such litigation had been finally resolved within the term of this Agreement.

8.3 Frisby's Failure to Enforce or Defend. In the event that Frisby fails to jointly enforce or defend the Technology in breach of Section 8.2, Outlast may institute legal proceedings against a third party infringer and shall defend legal proceedings filed against it at its sole cost and expense and shall retain all amounts received in costs, settlement or damages. Furthermore, if Frisby fails to jointly enforce or defend the Technology and/or fails to pay its share of the costs related to such defense or enforcement in breach of Section 8.2, then the rights granted to Frisby pursuant to this Agreement shall immediately become non-exclusive, which shall be Outlast's sole remedy with respect to such failure by Frisby.

8.4 Joint Representation. Outlast and Frisby shall make every effort to agree on representation by one lead counsel who is the most knowledgeable about the Technology, as well as the claims involved in order to promote efficiency and to reduce expenses incurred in the enforcement or defense of rights against third parties. If the parties involved can not reach a decision on lead counsel, Outlast shall make the final selection. Any party may choose to be separately represented, however, in that instance, such party shall pay its own legal fees and costs for such separate representation in addition to its share of the costs related to joint representation.

8.5 Cooperation. The Parties shall cooperate fully in the enforcement or defense of rights pursuant to this Article 8 including without limitation, releasing information and documents relevant thereto and participation in any litigation brought hereunder, to the extent specified.

8.6 Payment Obligations During Litigation. Frisby's obligation to pay royalties and other sums due under this Agreement shall remain in full force and effect during any litigation instituted pursuant to this Article 8 or during any litigation or other dispute between the Parties.

                                    ARTICLE 9
                    WARRANTY, LIABILITY, AND INDEMNIFICATION

9.1 Proprietary Rights Warranty. Outlast warrants that as of the date it executes this Agreement, it knows of no claim of any third party relating to the infringement by Outlast of such third party's rights in any patent or other proprietary right relating to the use of the Technology. Frisby warrants that as of the date it executes this Agreement, it knows of no claim of any third party relating to the infringement by Frisby of such third party's rights in any patent or other proprietary right relating to the use of Frisby's intellectual property or Proprietary Information. In addition, each Party warrants that this Agreement does not contravene any other agreement to which it is a party or it certificate of incorporation or by-laws.

9.2 TRDC License. Outlast warrants that to the best of its knowledge, (i) the TRDC License is valid and binding upon TRDC and Outlast and is in full force and effect, and (ii) Outlast has the right under the TRDC License to grant the rights granted to Frisby pursuant to this Agreement.

9.3 Limitation of Liability. OTHER THAN AS EXPRESSLY SET FORTH IN SECTIONS 9.1 AND 9.2 ABOVE, FRISBY ACKNOWLEDGES AND AGREES THAT OUTLAST HAS NOT MADE, DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATION, GUARANTY, CONDITION, COVENANT OR WARRANTY OF ANY KIND WITH RESPECT TO ITS TECHNOLOGY, WHETHER WRITTEN OR VERBAL, EXPRESS OR IMPLIED, IN FACT OR AT LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR USE. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.4 OR BREACHES OF ARTICLE 10, NEITHER PARTY SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, EVEN IF SUCH PARTY WAS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

9.4  Indemnification.

     a. Use of Technology: Frisby. Frisby shall indemnify, defend, and hold harmless Outlast from any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys fees and costs) which Outlast or Frisby may sustain, whether for personal injury or otherwise, by reason of or as a result of Frisby's (or its employees, officers, agents, or any person connected with its business) design, operation of its business, marketing, manufacture, or distribution of Licensed Products, including but not limited to:
(i) unfair or fraudulent advertising claims, warranty claims, and claims for unauthorized use of any intellectual property right owned by a third party; (ii) product defect or liability claims pertaining to the Licensed Products; and
(iii) failure to comply with any laws or regulations, including all of the United States import/export laws and regulations.

     b. Use of Technology: Outlast. Outlast shall indemnify, defend, and hold harmless Frisby from any and all claims, liabilities, losses, damages, costs, and expenses (including reasonable attorneys' fees and costs) which Outlast or Frisby may sustain, whether for personal injury or otherwise, by reason of or as a result of Outlast's (or its employees, officers, agents, or any person connected with its business) design, operation of its business, marketing, manufacture, or distribution of products made with or containing Improvements, including but not limited to: (i) unfair or fraudulent advertising claims, warranty claims, and claims for unauthorized use of any intellectual property right owned by a third party; (ii) product defect or liability claims pertaining to such products; and (iii) failure to comply with any laws or regulations, including all of the United States import/export laws and regulations.

9.5  Insurance.

     a. Frisby shall maintain, at its own expense in full force and effect at all times during which Licensed Products are sold, product liability insurance providing coverage against product liability claims relating to the Licensed Products in an amount not less than $2,000,000.

     b. Outlast shall maintain, at its own expense in full force and effect at all times during which products made with or containing Improvements are sold, product liability insurance providing coverage against product liability claims relating to products made with or containing Improvements in an amount not less than $2,000,000.

                                   ARTICLE 10
                                 CONFIDENTIALITY

10.1 Protection of Proprietary Information. Neither Party shall disclose or permit any of their respective Recipients to disclose any of the other Party's Proprietary Information. Neither Party shall use or permit any of their respective Recipients to use any of the other Party's Proprietary Information for any purpose other than the purposes of this Agreement. Neither party shall photocopy, transcribe, or otherwise reproduce any of the other Party's Proprietary Information, except as may be necessary for its use of a Party's Proprietary Information for the purposes of this Agreement. Each of the Parties shall (i) notify the other Party immediately of any unauthorized possession, use, or knowledge of the other Party's Proprietary information; (ii) promptly furnish full details of such possession, use, or knowledge to the other Party; and (iii) reasonably cooperate with the other Party in any litigation against third parties as may be deemed necessary by the other Party to protect its proprietary rights in that Party's Proprietary Information. Each of the Parties shall return, and shall cause their Recipients to return, all copies, transcriptions, or other reproductions of, and any notes relating to, the other Party's Proprietary Information to the other Party upon either: (a) the accomplishment of the purpose for which the Proprietary Information was provided, or (b) the expiration or termination of this Agreement. The Parties acknowledge and agree that the other Party would be irreparably harmed if any of a Party's Proprietary Information were to be disclosed to third parties, and further agree that each Party shall have the right to seek and obtain injunctive relief upon any violation of this Section 10.1, in addition to all of the rights and remedies available at law or in equity. This Section shall not apply to technical information regarding MicroPCMs per se or MicroPCM Foam per se or the manufacturing of either.

10.2 Permitted Disclosures. Notwithstanding anything herein to the contrary, the obligations of this Article 10 shall not apply with respect to any of a Party's Proprietary Information that (i) was in the public domain at the time of disclosure or subsequently entered the public domain other than through a breach of this Article 10, (ii) was in the possession of the Recipient free of any obligation of confidentiality at the time of communication to the Recipient, (iii) was rightfully communicated to the Recipient free of any obligation of confidentiality subsequent to the time of communication to the Recipient, or (iv) was independently developed by the Recipient or its employees or agents. Frisby shall be permitted to disclose the introductory paragraph,
Article 1 (to the extent the terms used therein are used in Sections 2.1, 2.2, 2.3, 2.4 and 7.1), and Sections 2.1, 2.2, 2.3, 2.4, 5.1, 7.1, 7.2, 7.3 and 7.4
of this Agreement to sublicensees and potential sublicensees and Customers and potential Customers who agree to hold the terms thereof in confidence. Outlast and Frisby shall be permitted to disclose this Agreement to investors and potential investors (i) who agree to hold its terms in confidence or (ii) as required by law, regulation or order.

10.3 Term. The Parties agree that the obligations of each Party with respect to any portion of the other party's Proprietary Information under this Agreement shall extend until the earlier of (i) such time as the portion of the Proprietary Information in question falls within one of the exceptions set forth in Section 10.2 of this Agreement, and (ii) ten (10) years from the date on which such Proprietary Information was first disclosed to the other Party.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

11.1 Status of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. Neither Party shall have the power to control the activities and operations of the other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. Neither Party shall hold itself out as having any authority or relationship in contravention of this
Section 11.1, and neither Party shall act on behalf of the other Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of the other Party.

11.2 Effect of Waiver. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

11.3 Notices. All notices or other communications which are required to be given or may be given to Parties pursuant to the terms of this Agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery date as specified in the return receipt in the case of registered or certified mail. Notices to be given to Outlast shall be addressed to Mr. Jonathan J. Erb, President, Outlast Technologies, Inc., 6235 Lookout Road, Boulder, CO 80301, with a copy to Holland & Hart LLP, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80202,
Attention: Kevin S. Crandell. If given to Frisby, it shall be addressed to Mr. Greg Frisby, CEO, Frisby Technologies, Inc., 417 South Main Street, Freeport, NY 11520,
with a copy to Fish & Richardson P.C., 45 Rockefeller Plaza, Suite 2800, New York, New York 10011, Attention: William J. Hone. Either Party hereto may at any time, by thirty (30) days written notice to the other, designate any other person or address in place of those provided in this Section 11.3.

11.4 Severability. The Parties acknowledge and agree that, should any provision of this Agreement be determined to violate or contravene any law, such provision shall be severed or modified to the extent necessary to comply with the applicable law, and such modified provision and the remainder of the provisions hereof shall continue in full force and effect.

11.5 Successors and Assigns. This Agreement shall inure to the benefit of the successors, or assigns of the Parties. The license granted by this Agreement shall be binding on any successor to ownership or control of the Licensed Products. Frisby shall not have any right to assign or, except as provided under this Agreement, sublicense its rights under this Agreement without the sole written consent of Outlast, which shall not be unreasonably withheld. Name changes and changes of the state of incorporation shall not require approval. Outlast shall be able to assign its rights under this Agreement freely and without constraint. In the event of a merger or consolidation between Outlast and a surviving corporation, or if an entity purchases or otherwise acquires all, or substantially all, of the assets of that segment of Outlast's business relating to the subject matter of this Agreement, Outlast shall be able to assign this Agreement as a whole to the surviving corporation or purchasing or acquiring entity and, thereafter, Outlast shall have no further liability to Frisby pursuant to this Agreement; provided, however, that such surviving or acquiring entity first agrees in writing to be bound by the terms and conditions of this Agreement.

11.6 Modification. Except as specifically provided otherwise herein, this Agreement shall only be modified by written agreement of both Parties.

11.7 Binding Arbitration. Any disputes between the Parties relating to or arising out of the interpretation or performance of this Agreement, shall be finally settled in Denver, Colorado, by arbitration under the rules then in effect of the American Arbitration Association by three arbitrators appointed in accordance with such rules. The arbitrators shall decide the issues presented applying the substantive laws of the State of Colorado, without regard to the conflicts of laws principles of such state, except as to the patentability, validity, enforceability, scope or infringement of patents and patent applications, which shall be governed by the law of the granting jurisdiction. The award of the arbitrators shall be in writing, shall be final and binding upon the Parties and shall not be appealed from or contested in any court. The arbitrators shall have the authority to award any remedy or relief that a court of the State of Colorado could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. No Party shall, in connection with any proceedings held pursuant to this Section 11.7, be required to furnish any bond. Should either Party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the rules, then the arbitrators may nevertheless render a decision in the absence of said Party and such decision shall have the same force and effect as if the absent Party had been present, whether or not it shall be adverse to the interests of said Party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the Party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement. The prevailing party in any arbitration brought pursuant to this Section 11.7 or other suit relating to this Agreement shall be entitled to its costs and reasonable attorneys' fees.

11.8 Injunctive Relief. The Parties acknowledge that the Technology possesses a special, unique, and extraordinary character which makes difficult the assessment of the monetary damage which would be sustained by Outlast as a result of Frisby's breach of this Agreement, and that irreparable injury would be caused to Outlast by such breach. Accordingly, Outlast shall have the right to seek and obtain immediate and permanent injunctive and other equitable relief, without the necessity of posting a bond, cash or otherwise, in the event of a breach of this Agreement by Frisby, in addition to any and all rights or remedies otherwise available to Outlast at law or in equity.

11.9 Authorization. The Parties acknowledge that this Agreement is valid, legal, and binding upon such Party. Outlast represents and warrants that the person signing this Agreement on behalf of Outlast is duly authorized to bind Outlast to the terms and conditions of this Agreement. Frisby represents and warrants that the person signing this Agreement on behalf of Frisby is duly authorized to bind Frisby to the terms and conditions of this Agreement.

11.10 Headings and Captions. The headings or captions in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

11.11 Entire Agreement. The Parties agree that this Agreement contains the entire understanding and Agreement between the Parties and supersedes all previous communications, proposals, representations, and agreements, whether oral or written, and whether related in any way to the purpose of this Agreement or not. This Agreement is binding upon the Parties and neither Party shall challenge its validity. This Agreement shall not be construed against the drafting Party solely because of the submission of the Agreement to the other Party. Each Party has had an opportunity to consult with its own legal counsel and has not relied upon representations or warranties of the other Party except as set forth in this Agreement.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.13 Choice of Law and Jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of Colorado, without regard to the conflicts of laws principles of such State, except as to the patentability, validity, enforceability, scope or infringement of patents and patent applications, which shall be governed by the law of the granting jurisdiction and Frisby submits itself to personal jurisdiction in the state of Colorado.

11.14 Survival. Except as otherwise provided herein, the provisions of this Agreement that by their sense and context are intended to survive performance by either or both parties shall also survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED, IN DUPLICATE, AS OF THE EFFECTIVE DATE.



OUTLAST TECHNOLOGIES, INC.


BY:  \s\Jonathan Erb
------------------------------------------

NAME:  Jonathan Erb
------------------------------------------

TITLE:  President/CEO  DATE:  1/9/98



FRISBY TECHNOLOGIES, INC.


BY:  \s\Greg Frisby
------------------------------------------

NAME:  Greg Frisby
------------------------------------------

TITLE:  Chairman and CEO  DATE:  1/9/98
        ----------------         ------

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